SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934, (Amendment No. )


Filed by the registrant  [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        AMCOL INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                        AMCOL INTERNATIONAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Items 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transactions applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A (4) Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee is paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid: N/A

     (2)  Form, schedule or registration statement number: N/A

     (3)  Filing party: N/A

     (4)  Date filed: N/A

                           AMCOL INTERNATIONAL CORPORATION

               Annual Meeting of Stockholders to be held May 15, 1997


         The undersigned stockholder of AMCOL International Corporation does hereby acknowledge receipt of Notice of said Annual Meeting and accompanying Proxy Statement and constitutes and appoints John Hughes, Paul G. Shelton and Paul C. Weaver, or any one of them, with full power of substitution, to vote all shares of stock of AMCOL International Corporation, which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said Corporation to be held on Thursday, May 15, 1997, at 11:00 A.M., Central Daylight Savings Time, and at any adjournments thereof, at the Harris Trust and Savings Bank, 111 West Monroe, 37th Floor, Chicago, Illinois 60603.

1.       The election of Robert E.  Driscoll  III,  James A.  McClung,
C. Eugene Ray and Dale E. Stahl as Class II

         Directors:

                  FOR ALL NOMINEES EXCEPT NOMINEE(S) WRITTEN IN THE SPACE BELOW:

                  _____________________________________________________________

                  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

2. The proposal to ratify KPMG Peat Marwick LLP as independent accountants for 1997:

         FOR                        AGAINST                             ABSTAIN

3. As such, proxies may in their discretion determine other matters that may properly come before the meeting.


THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, AND IN THE ABSENCE OF SUCH INSTRUCTIONS, SHALL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES DESCRIBED IN ITEM (1) AND FOR ITEM (2). IF OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES ON THOSE MATTERS.




         This Proxy Is Solicited on Behalf of the Board of Directors




         You are urged to mark, sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

                         Dated ___________________________________________ 1997

                           ____________________________________________________
                                        SIGNATURE OF STOCKHOLDER

                           ____________________________________________________
                                        SIGNATURE OF STOCKHOLDER

                           When signing the proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

                        AMCOL INTERNATIONAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 15, 1997



To the Stockholders of
AMCOL International Corporation:

         Notice is hereby given that the annual meeting of stockholders of AMCOL International Corporation, a Delaware corporation (the "Company"), will be held at Harris Trust and Savings Bank, 111 West Monroe, 37th Floor, Chicago, Illinois, 60603, on Thursday, May 15, 1997, at 11:00 a.m., Central Daylight Savings Time, for the following purposes:

         1. To elect four (4) directors for a three-year term or until their successors are elected and qualified;

         2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for 1997; and

         3. To transact such other business as may properly come before the meeting.

         Stockholders of record as of the close of business on March 29, 1997, will be entitled to vote at the annual meeting. Shares should be represented as fully as possible, since a majority is required to constitute a quorum.

         Please mark, sign, date and mail the accompanying proxy in the enclosed self-addressed, postage-paid envelope, whether or not you expect to attend the meeting in person. You may revoke your proxy at the meeting should you be present and desire to vote your shares in person, and you may revoke your proxy for any reason at any time prior to the voting thereof, either by written revocation prior to the meeting or by appearing at the meeting and voting in person. Your cooperation is respectfully solicited.

                                            By Order of the Board of Directors,



                                            Clarence O. Redman
                                            Secretary

Arlington Heights, Illinois
April 7, 1997

                                       18
                         AMCOL INTERNATIONAL CORPORATION

                               One North Arlington
                        1500 West Shure Drive, Suite 500
                     Arlington Heights, Illinois 60004-7803
                                 (847) 394-8730

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                           To Be Held on May 15, 1997


                                  INTRODUCTION

         The enclosed proxy is solicited on behalf of the Board of Directors of AMCOL International Corporation (the "Company") in connection with the annual meeting of stockholders to be held on Thursday, May 15, 1997, at 11:00 a.m., Central Daylight Savings Time, and any adjournment thereof ("Annual Meeting"), at Harris Trust and Savings Bank, 111 West Monroe,
37th Floor, Chicago, Illinois, 60603.

         The cost of proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, certain officers and other regular employees of the Company may devote part of their time (but will not be specifically compensated therefore) to solicitation by facsimile, telephone or in person.Proxies may be revoked at any time prior to voting. Revocation may be done prior to the meeting by written revocation sent to the Secretary of the Company, AMCOL International Corporation, One North Arlington, 1500 West Shure Drive, Suite 500, Arlington Heights, Illinois, 60004-7803; or it may be done personally upon oral or written request at the Annual Meeting.

         This proxy statement was first mailed or delivered to stockholders on or about April 7, 1997.


                   RECORD DATE; VOTING SECURITIES OUTSTANDING

         The close of business on March 29, 1997, is the record date for determining the holders of Common Stock, $.01 par value ("Common Stock"), of the Company entitled to notice of and to vote at the Annual Meeting.

         As of March 29, 1997, the Company had outstanding voting securities consisting of 19,049,997 shares of Common Stock, each of which shares is entitled to one vote. Each holder of record of outstanding Common Stock at the close of business on March 29, 1997, will be entitled to vote at the Annual Meeting. Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. A broker non-vote is not counted in determining voting results.
If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote "AGAINST" the matter.

                               SECURITY OWNERSHIP

         The following table sets forth,  with respect to the Company's
Common Stock, all persons known to be the beneficial owner of more than 5% of the Company's Common Stock as of February 24, 1997.

                                                                                      Number of
                                                                                     Shares and
                                                                                      Nature of
                             Name and Address of                                     Beneficial          Percent
                               Beneficial Owner                                     Ownership (1)       of Class

Harris Trust and Savings Bank...............................................    2,167,834     (2)           11.40%
     Paul Bechtner Trust
     111 West Monroe Street
     Chicago, Illinois  60690

Everett P. Weaver...........................................................    2,179,834     (3)(4)        11.46%
     c/o AMCOL International Corporation
     1500 West Shure Drive, Suite 500
     Arlington Heights, Illinois 60004-7803

William D. Weaver...........................................................    2,897,026     (3)(5)        15.23%
     c/o AMCOL International Corporation
     1500 West Shure Drive, Suite 500
     Arlington Heights, Illinois 60004-7803

_______________________

(1) Nature of beneficial ownership is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.

(2) Voting and investment power are shared by the trustees of this trust. See note (3) below.

(3) Includes 2,167,834 shares held in the Paul Bechtner Trust as to which Messrs. Everett P. Weaver, William D. Weaver and the Harris Trust and Savings Bank are co-trustees and share voting and investment power.

(4) Includes 12,000 shares in a trust as to which voting and investment power are shared with Mr. Weaver's wife.

(5) Includes 429,832 shares held in a living trust and 11,000 shares in a charitable remainder unit trust as to which Mr. Weaver exercises sole voting and investment power. Also includes 150,000 shares held by his wife and 30,000 shares held by his wife as trustee for the benefit of her brother, and 35,360 shares held by his wife for the benefit of their grandchildren as to which Mr. Weaver may be deemed to share voting and investment power.


     The following table sets forth, as of February 24, 1997, with respect to the Common Stock, shares beneficially owned by: (i) each director and nominee; (ii) the Chief Executive Officer; (iii) the four other most highly compensated executive officers; and (iv) as a group, such persons and other executive officers.

                                                                                      Number of
                                                                                     Shares and
                                                                                      Nature of
                                                                                     Beneficial          Percent
                               Beneficial Owner                                     Ownership (1)       of Class

Arthur Brown................................................................          16,419      (2)            *
Robert E. Driscoll, III.....................................................         289,330      (3)        1.52%
Raymond A. Foos.............................................................          71,706      (4)            *
John Hughes.................................................................         552,656      (5)        2.90%
Robert C. Humphrey..........................................................          39,199      (6)            *
James A. McClung............................................................               -                     *
Jay D. Proops...............................................................           2,000                     *
C. Eugene Ray...............................................................          94,419      (7)            *
Clarence O. Redman..........................................................          67,027      (8)            *
Paul G. Shelton.............................................................         276,317      (9)        1.45%
Dale E. Stahl...............................................................          10,000                     *
Audrey L. Weaver............................................................         428,180                 2.25%
Paul C. Weaver..............................................................         254,146     (10)        1.34%
Lawrence E. Washow..........................................................         293,719     (11)        1.54%
Roger P. Palmer.............................................................          46,400     (12)            *
Peter L. Maul...............................................................          12,845     (13)            *

All of the above and other executive
     officers as a group (17 persons).......................................       2,123,947     (14)       10.92%

____________________

* Percentage represents less than 1% of the total shares of Common Stock outstanding as of February 24, 1997.

(1) Nature of beneficial ownership is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.

(2)  Includes 16,419 shares subject to options exercisable within 60 days.

(3) Includes 150,330 shares held as co-trustee under a living trust for a family member.

(4) Includes 11,419 shares subject to options exercisable within 60 days, and 2,000 shares held by his wife for which Mr. Foos disclaims beneficial ownership.

(5) Includes 21,663 shares held in trusts for his children; 318 shares owned by his son; 29,330 shares owned by his wife; 11,633 shares held as co-trustee under the Company's Savings Plan which are not allocated to participants' accounts pursuant to the Plan and as to which voting and investment power are shared; 45,420 shares are held by the Company's Savings Plan on his behalf; 155,000 shares held as co-trustee under the Company's Pension Plan, as to which voting and investment power are shared; and 128,620 shares subject to options exercisable within 60 days.

(6) Includes 16,500 shares held by Mr. Humphrey's wife, 8,380 shares held by Mr. Humphrey's son and 819 shares subject to options exercisable within 60 days.

(7) Includes 13,500 shares held jointly with Mr. Ray's wife; 13,500 shares held by his wife; 3,000 shares held in an Individual Retirement Account; and 64,419 shares subject to options exercisable within 60 days.

(8) Includes 9,427 shares held in the Clarence O. Redman, P.C. Savings Plan; 24,000 shares held jointly with his wife; and 33,600 shares subject to options exercisable within 60 days.

(9) Includes 17,990 shares held jointly with Mr. Shelton's wife; 10,473 shares held as custodian for his children; 616 shares held by his children; 155,000 shares held as co-trustee under the Company's Pension Plan, as to which voting and investment power are shared; 60,380 shares subject to options exercisable within 60 days; 11,633 shares held as co-trustee under the Company's Savings Plan which are not allocated to participants' accounts pursuant to the Plan and as to which voting and investment power are shared; and 13,225 shares are held by the Company's Savings Plan on his behalf.

(10) Includes 350 shares held jointly with Mr. Weaver's wife, 21,137 shares held by his wife, and 20,425 shares held as co-trustee for his children.

(11) Includes 34,656 shares held jointly with Mr. Washow's wife; 1,100 shares held by his wife; 155,000 shares held as co-trustee under the Company's Pension Plan, as to which voting and investment power are shared; 77,100 shares subject to options exercisable within 60 days; 11,633 shares held as co-trustee under the Company's Savings Plan which are not allocated to participants' accounts pursuant to the Plan and as to which voting and investment power are shared; 6,000 shares as custodian for his children; and 8,230 shares are held by the Company's Savings Plan on his behalf.

(12) Includes 7,819 shares held jointly with Mr. Palmer's wife; 2,000 shares held by his son; 12,701 shares held by the Company's Savings Plan on his behalf; and 23,880 shares subject to options exercisable within 60 days.

(13) Includes 825 shares held by the Company's Savings Plan on his behalf; and 5,720 shares subject to options exercisable within 60 days.

(14) Includes 98,315 shares held jointly with a spouse; 218,345 shares held in various trusts; 16,474 shares held as custodian; 11,633 shares held as co-trustee under the Company's Savings Plan which are not allocated to participants' accounts pursuant to the Plan and as to which voting and investment power are shared; 82,350 shares vested in officers' and directors' accounts pursuant to the Company's Savings Plan; 155,000 shares held as co-trustee under the Company's Pension Plan, as to which voting and investment power are shared; 94,880 shares held by family members; and 422,376 shares subject to options exercisable within 60 days.

                                     ITEM 1

                              ELECTION OF DIRECTORS

         It is intended that the shares represented by the enclosed proxy will be voted, unless votes are withheld in accordance with the instructions contained in the proxy, for the election of the four (4) nominees for Director named below. In the event that any nominee for Director should become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event such shares will be voted for such substitute nominees. Provided a quorum is present, the affirmative vote by the holders of a plurality of the shares of the Common Stock represented at the Annual Meeting in person or by proxy is required for the election of each nominee.


                         INFORMATION CONCERNING NOMINEES

                                    CLASS II
                             (Term expiring in 2000)

                                               Director
Name                                 Age        Since       Principal Occupation for Last Five Years

Robert E. Driscoll, III.........     58          1985       Retired Dean and  Professor of Law,  University of South
                                                            Dakota

James A. McClung ...............     59           -         Vice  President  of  FMC   Corporation,   a  diversified
                                                            producer of chemicals,  machinery and other products for
                                                            industry, government and agriculture

C. Eugene Ray*..................     64          1981       Chairman of the Board of the Company;  Retired Executive
                                                            Vice President - Finance of Signode Industries,  Inc., a
                                                            manufacturer of industrial strapping products

Dale E. Stahl*..................     49          1995       President  and  Chief   Operating   Officer  of  Gaylord
                                                            Container  Corporation  ("Gaylord"),  a manufacturer and
                                                            distributor  of brown paper and packaging  products.  On
                                                            September 14, 1992,  Gaylord filed a voluntary  petition
                                                            for  reorganization  under  Chapter  11 of  the  Federal
                                                            Bankruptcy   Code.  The  Plan  of   Reorganization   was
                                                            confirmed on October 16, 1992.

____________________

*        Member of the Executive Committee of the Board of Directors


THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

                   INFORMATION CONCERNING MEMBERS OF THE BOARD


                                    CLASS III
                             (Term expiring in 1998)

                                               Director
Name                                 Age        Since       Principal Occupation for Last Five Years

Arthur Brown....................     56          1990       Chairman,  President  and  Chief  Executive  Officer  of
                                                            Hecla Mining Company

John Hughes*....................     54          1984       President and Chief Executive Officer of the Company

Jay D. Proops*..................     55          1995       Private investor since 1995; prior thereto,  former Vice
                                                            Chairman and co-founder of The Vigoro Corporation.  Also
                                                            a Director of Great Lakes Chemical Corporation.

Paul C. Weaver (1)*.............     34          1995       Senior   Corporate   Account   Manager   for   ACNielsen
                                                            Company, a provider of marketing information services


                                     CLASS I
                             (Term expiring in 1999)

                                               Director
Name                                 Age        Since       Principal Occupation for Last Five Years

Raymond A. Foos.................     68          1981       Retired  Chairman  of the  Board,  President  and  Chief
                                                            Executive   Officer   of   Brush   Wellman,    Inc.,   a
                                                            manufacturer of beryllium and specialty materials

Clarence O. Redman*.............     54          1989       Secretary of the  Company.  Also,  Clarence  Owen Redman
                                                            Ltd.  is a partner of Keck,  Mahin & Cate,  the law firm
                                                            that serves as  Corporate  Counsel to the  Company.  Mr.
                                                            Redman is also Chief Executive  Officer of Keck, Mahin &
                                                            Cate.

Paul G. Shelton*................     47          1988       Senior  Vice  President-Chief  Financial  Officer of the
                                                            Company

Audrey L. Weaver (1)............     43          1997       Private investor

____________________

*        Member of the Executive Committee of the Board of Directors
(1)      Audrey L. Weaver and Paul C. Weaver are first cousins.

         The Board of Directors held five meetings during the 1996 fiscal year. During the last year, all Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by each committee of the Board on which such Directors served. In addition to the Executive Committee, the Board of Directors of the Company has standing Audit, Compensation, Nominating and Option Committees.

         The Audit Committee held three meetings during the 1996 fiscal year. This Committee is responsible for reviewing the proposed audit program for each fiscal year, the results of the audits and the adequacy of the Company's systems of internal accounting control with the Company's financial management and its independent auditors. The Committee recommends to the Board of Directors the appointment of the independent auditors for each fiscal year. Directors Brown, Driscoll, Foos, Ray and Paul C. Weaver are members of this Committee.

         The Compensation Committee held two meetings during the 1996 fiscal year. This Committee is responsible for annually reviewing the salaries and bonuses of all executive officers. This Committee also oversees the Company's compensation, incentive and employee benefit programs. This Committee is comprised of non-employee directors. Directors Foos, Humphrey, Proops, Ray and Stahl are members of this Committee.

         The Nominating Committee held three meetings during the 1996 fiscal year. This Committee is responsible for recommending to the Board of Directors, at the request of the Board of Directors, nominees who are deemed by the Committee to be qualified for Board of Directors' membership. This Committee does not consider nominees recommended by stockholders. Directors Humphrey, Proops, Ray and Stahl are members of this Committee.

         The Option Committee held three meetings during the 1996 fiscal year. This Committee is responsible for the selection of those officers, directors and key employees who are eligible to receive options, determines the number of options to be awarded and the period during which options may be exercised under the terms of the Company's various option plans. This Committee is comprised of persons who do not participate in any option plans. Directors Driscoll and Redman, and Mr. Everett P. Weaver are members of this Committee.

               COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT

Summary Compensation Table

         The Summary Compensation Table below includes, for each of the fiscal years ended December 31, 1996, 1995 and 1994, individual compensation for services to the Company and its subsidiaries of those persons who were at December 31, 1996: (i) the Chief Executive Officer; and (ii) the four other most highly compensated executive officers of the Company (collectively, the "Named Officers").



                                                                                  Long-Term
                                                                                Compensation
                                             Annual Compensation (1)(2)
                                                                                   Awards

                                                                                 Securities           All Other

                                                                    Bonus        Underlying         Compensation
Name & Principal Position                Year      Salary ($)       ($)(3)        Options (#)             ($)
                                                                                                        (4)
John Hughes.........................     1996         380,000         -             12,600               6,000
     President and                       1995         345,000      100,000          18,550               6,000
     Chief Executive Officer             1994         300,000       75,000          21,000               6,000

Lawrence E. Washow..................     1996         200,077         -              9,547               6,360
     Senior Vice President of            1995         185,105       29,600             300               6,644
     the Company and President           1994         170,000       19,975           1,350               6,325
     of Chemdal International
     Corporation

Paul G. Shelton.....................     1996         200,000         -              6,300               6,000
     Senior Vice President and           1995         175,000       23,100           7,950               6,000
     Chief Financial Officer of          1994         155,000       18,213           9,000               6,000
     the Company and President
     of Ameri-Co Carriers, Inc.
     and Nationwide Freight
     Service, Inc.

Roger P. Palmer.....................     1996         160,001         -              6,300               6,000
     Senior Vice President of            1995         140,000       18,480           7,950               6,000
     the Company and President           1994         112,500       14,688           6,000               5,824
     of Colloid Environmental
     Technologies Company

Peter L. Maul.......................     1996         130,000         -              4,725               6,000
     Vice President of                   1995         120,000       15,840           5,300               5,223
     the Company and President           1994          90,000       10,575           6,000               1,500
     of Nanocor, Inc.

____________________

(1) Includes deferred compensation under the Company's Savings Plan and the Company's Deferred Compensation Plan.

(2) The incremental cost of non-cash compensation and other personal benefits during any year presented did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any individual named above.

(3) The figures in this column reflect bonuses from the Executive Incentive Compensation Plan and the Bonus Plan as described in the Board Compensation Committee Report on Executive Compensation.

(4) The figures in this column include Company matching contributions under the Company's Savings Plan. Pursuant to the Company's Savings Plan, the named executive officers received contributions in 1996, 1995 and 1994, respectively, as follows: Mr. Hughes, $6,000, $6,000, $6,000;
     Mr. Washow,  $6,000, $6,000,  $6,000; Mr. Shelton,  $6,000,  $6,000,
     $6,000; Mr. Palmer, $6,000, $6,000, $5,824; and Mr. Maul, $6,000,  $5,223,
     $1,500. The figures in this column also include amounts received in connection with the surrender of certain travel benefits. Pursuant to this arrangement, the Named Officers received the following amounts in 1996, 1995 and 1994, respectively: Mr. Hughes, $0, $0, and $0;
     Mr. Washow,  $360, $644, and $325; Mr. Shelton, $0, $0 and $0;
     Mr. Palmer, $0, $0, and $0; and Mr. Maul, $0, $0 and $0.

Option Grants in Last Fiscal Year

     Shown below is information on grants of incentive stock options during the fiscal year ended December 31, 1996, to the Named Officers, which are reflected in the Summary Compensation Table on Page 8.

                                                                               Potential Realizable Value at Assumed
                                                                                           Annual Rates
                                                     Individual                  of Stock Price Appreciation for
                                       Grants in                                        10-Year Option Term
                                          1996
                       Number of
                       Securities  % of Total                       Present
                                                                                      5%                  10%
                       Underlying   Options                         Value at
                        Options    Granted To  Exercise  Expiration  Grant     Stock     Dollar     Stock    Dollar
                         Granted   Employees(1)                       Date      Price
Name                   (5)                     Price(2)    Date       (3)       (4)      Gains     Price     Gains
                                                                                                    (4)
John Hughes.........     12,600       6.65%     $15.375   02/07/06   $77,619    $25.04  $121,833     $39.88 $308,748

Lawrence E. Washow..        300        .16       15.375   02/07/06     1,848     25.04     2,901      39.88    7,351
                          9,247       4.88       13.500   10/01/06    50,664     21.99    78,508      35.02  198,954

Paul G. Shelton.....      6,300       3.32       15.375   02/07/06    38,809     25.04    60,916      39.88  154,374

Roger P. Palmer.....      6,300       3.32       15.375   02/07/06    38,809     25.04    60,916      39.88  154,374

Peter L. Maul.......      4,725       2.49       15.375   02/07/06    29,107     25.04    45,687      39.88  115,780

(1)  Based on 189,557 options granted to all employees.

(2)  Fair market value on the date of grant.

(3) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: an exercise price on the option of $13.50 to $15.375, equal to the fair market value of the underlying stock on the date of grant; an option term of 10 years; interest rates of 5.28% to 6.40% representing the interest rates on U.S. Treasury securities on the date of grant with maturity dates corresponding to the vesting of the options; volatility of 42.05% calculated using daily stock prices for the six-month period prior to the February 1996 grant; and dividends at the rate of $0.28 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant. There have been no reductions to reflect the probability of forfeiture due to termination prior to vesting, or to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

(4) The share price represents the price of the Common Stock if the assumed annual rates of stock price appreciation are achieved.

(5) These Incentive Stock Options ("ISOs") were issued pursuant to the Company"s 1993 Stock Plan (the "1993 Plan") and may not be exercised until they vest. These ISOs vest 40% after two years, 60% after three years, 80% after four years and 100% after five years, provided that on death or retirement under specified conditions, these ISOs become fully vested.
     The exercise price may not be less than the fair market value of the shares subject to the option on the date of grant. The exercise price may not be less than 110% of such fair market value if the purchaser is a holder of more than 10% percent of the Company's outstanding voting securities.



               Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for 10-Year Option Term

                                                                5%(1)                           10%(1)

                                                        Stock           Dollar          Stock           Dollar
                                                      Price (2)         Gains         Price (2)         Gains
All Stockholders.....................................  $25.04       $199,767,629       $39.88       $481,703,114
Named Executive Officers' Gains
  as a % of All Stockholders' Gains..................                      0.20%                           0.20%

____________________

(1) Total dollar gains based on the assumed annual rates of appreciation shown here and calculated on 18,998,348 outstanding shares - the number of shares outstanding on December 31, 1996. The analysis above illustrates the gains all stockholders would realize under these same assumed rates of appreciation and the proportion of executive gains to all stockholders' gains.

(2)  Based on the average exercise price of all options granted.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     Shown below is information with respect to (i) options exercised by the Named Officers pursuant to the 1983 Plan during fiscal 1996; and (ii) unexercised options granted in fiscal 1996 and prior years under the 1983 Plan and the 1993 Plan to the Named Officers and held by them at December 31, 1996.



                                                                           Number of
                                                                          Securities               Value of
                                                                          Underlying              Unexercised
                                                                          Unexercised            In-the-Money
                                                                          Options at              Options at
                                       Shares                              12/31/96              12/31/96 ($)
                                     Acquired on         Value           Exercisable/            Exercisable/
Name                                Exercise (#)     Realized ($)      Unexercisable (#)       Unexercisable (1)

John Hughes.....................        16,290           196,832        110,400 /  64,750      1,009,567 /  184,230
Lawrence E. Washow..............        28,720           328,033         71,610 /  28,537        609,932 /   68,480
Paul G. Shelton.................         5,300            52,715         54,500 /  28,650        526,625 /   79,293
Roger P. Palmer.................         4,020            42,159         15,600 /  24,150         99,798 /   66,143
Peter L. Maul...................             0                 0          2,400 /  13,625              0 /   19,659

____________________

(1) Based on the closing sale price as quoted on NASDAQ National Market on that date.



Pension Plan Table


                        Estimated Annual Retirement Benefits for Years of Service Indicated

Remuneration                         15            20            25            30            35            40

 $125,000....................   $  28,125     $  37,500     $  46,875     $  56,250     $  65,625     $  70,312
  150,000....................      33,750        45,000        56,250        67,500        78,750        84,375
  200,000....................      45,000        60,000        75,000        90,000       105,000       112,500
  250,000....................      56,250        75,000        93,750       112,500       131,250       140,625
  300,000....................      67,500        90,000       112,500       135,000       157,500       168,750
  350,000....................      78,750       105,000       131,250       157,500       183,750       196,875
  400,000....................      90,000       120,000       150,000       180,000       210,000       225,000
  450,000....................     101,250       135,000       168,750       202,500       236,250       253,125
  500,000....................     112,500       150,000       187,500       225,000       262,500       281,250

Pension Plans

     The above table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated under the Company's retirement plans, which cover substantially all of its domestic employees on a non-contributory basis. The estimated benefits as disclosed below assume (i) that the plans will be continued and (ii) that the employee will continue employment until normal retirement age. The table below does not reflect the reduction in an individual's final monthly compensation due to the social security monthly covered compensation. This reduction is based upon the retirement year for a particular individual.

     Covered compensation includes a participant's base salary, commissions, bonuses and salary reductions under the Company's Savings Plan and Deferred Compensation Plan. The calculations of retirement benefits under the plans generally are based upon the average earnings for the highest five consecutive calendar years of compensation preceding the participant's termination of employment. The number of years of credited service under the plans as of March 15, 1997, for each of the Named Officers is: Mr. Hughes, 32 years; Mr. Washow, 18 years; Mr. Shelton, 15 years; Mr. Palmer, 15 years and Mr. Maul, 13 years. The qualified compensation and estimated annual retirement benefit as of March 15, 1997, for each of the Named Officers are: Mr. Hughes, $418,665 and $177,955; Mr. Washow, $214,168 and $47,932; Mr. Shelton, $201,297 and $41,124;
Mr. Palmer, $150,117 and $31,368; and Mr. Maul, $79,426 and $9,632.

     Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a supplemental plan that authorizes the payment out of general funds of the Company any benefits calculated under provisions of the Company's pension plan that may be above the limits under these sections. The accrued, unfunded liability of the supplemental plan at September 30, 1996, was $366,152.

Director Compensation

     The Company has a standard arrangement whereby directors who are not full-time officers of the Company receive an annual fee of $12,800, plus a meeting fee of $1,325 per day. In addition, Mr. Ray receives an annual fee of $14,900 for his services as Chairman of the Board. The committee chairman of the audit, compensation and executive committees receives an additional fee of $1,700 per year. The committee chairman of the nominating and option committees receives an additional fee of $1,090 per year. Members of each committee receive $250 per meeting as compensation for service as a committee member. Directors who are also full-time officers of the Company are not paid for their services as directors or for attendance at meetings.

     Pursuant to the 1987 Nonqualified Stock Option Plan, Directors Brown, Foos, Humphrey, Proops, Ray, Stahl and Paul C. Weaver were granted 1,000 options each at $11.625 per share in 1996. Director Driscoll received an additional fee of $4,729 in lieu of 1,000 options.

Change In Control Arrangements

     Each of Messrs. Hughes, Shelton, Washow, Palmer and Maul (the "Individual(s)") has an Agreement with the Company which provides that, upon a change in control of the Company, each of them is to be employed by the Company for a period of time after the change in control (three years in the case of Messrs. Hughes and Shelton and two years for Messrs. Washow, Palmer and Maul). A change in control is defined as a change in legal or beneficial ownership of 51% of the Company's Common Stock within a six-month period other than by death or operation of law, or the sale of 90% or more of the Company's assets.

     After a change in control, the Company may not terminate the employment of any of the Individuals except for just cause, and any of the following will be considered to be a termination for other than just cause: (i) the assignment of duties of lesser status, dignity and character than the Individual's duties immediately prior to the date of his Agreement or substantial reduction in the nature or status of responsibilities; (ii) a reduction in annual base salary or bonus or incentive plans in effect as of the date of the Agreement or as increased from time to time; (iii) a relocation to an office more than 35 miles from the location where the Individual principally works, or substantially greater travel requirements; and (iv) the failure to provide certain fringe benefits substantially equal to those enjoyed by the Individual as of the date of the Agreement. In addition, any termination of employment following discussions by a stockholder or group of stockholders beneficially owning more than 20% of the Company's Common Stock or a designated representative of the Board of Directors with a third party that results in a change in control of the Company within 180 days shall be deemed to be a termination of employment after a change in control for purposes of the Agreements (unless the termination is for cause or wholly unrelated to such discussions).

     If termination of employment occurs within a specified period after a change in control for just cause (three years in the case of Messrs. Hughes and Shelton and two years in the case of Messrs. Washow, Palmer and Maul), the Individual will receive all accrued sums and benefits required by contract or by law. If termination occurs within such period for other than just cause, through either actual termination or constructive termination as described above, they will receive, in addition, base period compensation (defined as current annual salary plus the average of the last two years in the case of Messrs. Washow, Palmer and Maul and three years in the case of Messrs. Hughes and Shelton of incentive bonus payments) less any compensation received from the date of change in control to the termination date, provided that the amounts payable under the Agreement may not exceed an amount equal to two times in the case of Messrs. Washow, Palmer and Maul and three times in the case of Messrs. Hughes and Shelton the Individual's average annual compensation payable by the Company during the five calendar years prior to the date of change in control. They will also receive continued medical, health and disability benefits for one year after termination.

     The Agreements do not require any of the Individuals to seek other employment, but the amounts of payments or benefits thereunder are to be reduced by up to 50% by any compensation earned from other employment. For a period of years (three years in the case of Messrs. Hughes and Shelton and two years in the case of Messrs. Washow, Palmer and Maul) from the date of termination of employment with or without cause, before or after a change in control, each of the Individuals is prohibited from owning, managing, operating, controlling or otherwise engaging in any business that competes with any business conducted by the Company and from inducing or attempting to influence any employee of the Company to leave its employ.

     The Agreements are dated, and their terms commence, as follows: Messrs. Hughes, Shelton and Maul, April 1, 1997; Messrs. Washow and Palmer, February 7, 1996.

                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's mission is to supply high-quality performance products and innovative technologies for minerals, absorbent polymers and environmental markets worldwide. To accomplish this objective, the Company has developed comprehensive compensation strategies that emphasize maximizing stockholder value and growth in sales and earnings. The compensation program has been designed to reinforce and support the Company's business goals and to help the organization both attract and retain the highest quality executive talent.

     The Compensation Committee of the Board of Directors is comprised of five non-employee directors whose objectives are to approve the design, assess the effectiveness and administer compensation programs in support of compensation policies. The Compensation Committee also evaluates executive performance and reviews and approves all salary arrangements and other remuneration for the officer group.

     The Option Committee of the Board of Directors is comprised of two non-employee directors and one retired director whose objectives are to select those officers, directors and key employees who are eligible to receive options, the number of options to be awarded and the period during which the options may be exercised. The members of this Committee do not participate in any option plans.

     The Compensation Committee is committed to implementing and administering a compensation program that supports and underscores the Company's mission and values. The policies underlying the Compensation Committee's compensation decisions are enumerated more fully below:

     Compensation opportunities should strengthen the Company's ability to attract, retain, and encourage the growth and development of the highest caliber executive talent upon whose efforts the success of the Company largely depends.

     A substantial portion of pay for senior executives should be comprised of at-risk, variable compensation whose payout is dependent on the achievement of specific corporate and individual performance objectives. In addition, the at-risk components of pay will have a significant equity-based element to ensure appropriate linkage between executive behavior and stockholder interests.

     Each compensation component targets pay opportunities at the median of compensation paid to executives included in the Company's comparative compensation peer group. The Company's comparative compensation group is not the same as the corporations that make up the peer group in the stock price performance graph included in this proxy statement. In order to provide an appropriate basis for compensation analysis, a group larger than the stock price graph's peer group was used. Note, however, that a significant number of the peer group companies are included in the comparative compensation group.

Components of Compensation

     The Company's total compensation program consists of several components, each of which plays a role in supporting overall business goals and pay philosophy. In assessing the competitiveness of the Company's senior executive compensation programs, available salary data consisting of general manufacturing companies is used for comparison purposes. Pay decisions are based upon pay data for comparable positions. The total compensation program consists of base salary, annual incentives and long-term incentives.

Base Pay

     Base salaries are set at median levels (50th percentile) relative to competitive market data levels for comparable positions based upon available survey data from general manufacturing and durable and nondurable goods manufacturing industries. The Compensation Committee annually reviews each executive's base salary and makes adjustments based upon varying levels of responsibility, breadth of knowledge, internal equity issues, as well as market pay practices. Salary adjustments are based primarily upon individual performance, which is evaluated based on individual contributions to the Company.

     As reflected in the Summary Compensation Table on Page 8, the Chief Executive Officer's base salary was increased in 1996 by $35,000 (10.1%). In arriving at Mr. Hughes' base salary, the Compensation Committee considered his individual performance and his long-term contributions to the financial success of the Company. The Committee also compared Mr. Hughes' base salary with the base salaries of chief executive officers from appropriate salary surveys.

Annual Incentives

     The Executive Incentive Compensation Plan ("Incentive Plan") underscores the Company's pay-for-performance philosophy by rewarding executives for meaningful contributions toward predetermined financial performance goals. The annual incentive opportunity is based upon performance compared to targets for return on capital and earnings per share. The aggregate amount to be distributed is determined pursuant to formulas tailored for each business segment. The Chief Executive Officer does not receive a bonus until the Company achieves a designated level of Company profitability.

     In keeping with the Company's pay-for-performance philosophy, incentive payouts may be further increased or decreased based upon varying levels of profitability. Corporate performance in 1996 did not meet the designated profit level, and, accordingly, no bonuses were paid to the Chief Executive Officer or any of the executive officers.

Long-Term Incentives

     Long-term incentives are provided annually in the form of incentive stock options (ISOs). Options under the Company's 1993 Stock Plan are granted by the Option Committee. ISOs are granted at a price not less than the fair market value of the Common Stock on the date of grant. Hence, the options will only have value when and if the stock price appreciates above the grant date price. ISOs are the only long-term incentive compensation vehicle currently used by the Company.

     The option program serves to focus executives on long-term stockholder value creation and foster an ownership mentality among the executive management team. In keeping with the Company's commitment to provide a total compensation package that focuses on at-risk pay components, long-term incentives will continue to comprise a large portion of the value of an executive's total compensation package. Currently, approximately 15 to 20 percent of the value of total compensation is comprised of equity incentives.

     When determining award sizes, the Option Committee considers the executive's responsibility level, prior experience, historical award data and ability to impact long-term stockholder value creation. The Option Committee also strives to deliver market competitive long-term incentive award opportunities to executives based on the dollar value of the award delivered. Consequently, the number of shares underlying the option awards varies and is dependent upon the grant date stock price.

     In 1996, the Chief Executive Officer received options to purchase 12,600 shares with an exercise price of $15.375, as provided in the Option Grant Table on Page 9. The Option Committee believes the equity incentive program provides a strong link between management behavior and stockholder interests.

Policy with Respect to the $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million unless certain requirements are met. The Compensation Committee has determined that Section 162(m) is not applicable due to the fact that current executive compensation levels are below the threshold at which Section 162(m) becomes applicable. Therefore, no modifications to executive compensation programs are warranted at this time.

  Compensation Committee                      Option Committee
  Jay D. Proops, Chairman                     Robert E. Driscoll, III, Chairman
  Raymond A. Foos                             Clarence O. Redman
  Robert C. Humphrey                          Everett P. Weaver
  C. Eugene Ray
  Dale E. Stahl

Performance Graph

     The following graph sets forth a five-year comparison of cumulative total returns for: (i) the Company (which trades on the Nasdaq National Market of The Nasdaq Stock Market); (ii) S&P SmallCap 600 Index; and (iii) a custom peer group of publicly traded companies (the "Peer Group").

     In identifying the Peer Group, the Company reviewed a list of public companies designated under the Standard Industrial Classification Code (the "SIC Code") for "Mining, Quarry, and Nonmetal Materials" and "Plastics, Materials and Resins." Upon a review of these designated companies, the Company selected the Peer Group which consists of companies whose businesses, sales sizes and market capitalization were similar to that of the Company.

     All returns were calculated assuming dividend reinvestment on a quarterly basis. The returns of each company in the Peer Group have been weighted according to market capitalization.

     The Peer Group consists of the following companies: CalMat Co., The Dexter Corporation, Dow Corning Corporation, Dravo Corporation, Electrochemical Industries, Hercules Incorporated, Nalco Chemical Company, Oil-Dri Corporation of America1, Ozite Corporation, Penn Virginia Corporation, Potash Import and Chemical Corporation, Quantum Chemical Corporation, Rexene Corporation, Rohm and Haas Co., A. Schulman Inc., Urethane Technologies Inc., Vista Chemical Co., Vulcan Materials Company and Zemex Corporation.
 ____________________


(1) Oil-Dri Corporation of America is not designated under the SIC Codes referenced above but is comparable to the Company and, therefore, is included in the Peer Group.

                Comparison of Five-Year Cumulative Total Return*
        AMCOL International Corporation, S&P SmallCap 600 and Peer Group

[GRAPHIC OMITTED]

          Dec-92    Dec-93    Dec-94    Dec-95    Dec-96
AMCOL International      224.4     572.2     359.4     368.8     415.7
S&) SmallCap 600         121.0     143.8     136.9     177.9     215.7
Peer Group               114.6     143.2     146.7     185.7     201.6


                 Assumes $100 invested on December 31, 1991, in
 AMCOL International Corporation Common Stock, S&P SmallCap 600 and Peer Group.


* Total return assumes reinvestment of dividends on a quarterly basis.


Compensation Committee Interlocks and Insider Participation

     Clarence Owen Redman, Ltd. is a member of the Company's Option Committee and as such determined the terms of the options awarded to each of the Named Officers. Mr. Redman is a partner of Keck, Mahin & Cate, the principal law firm engaged by the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement that Mr. Robert
C. Humphrey, a director of the Company, filed two late reports covering four transactions involving a total of 12,960 shares of Common Stock. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                                     ITEM 2

             PROPOSED RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors retained KPMG Peat Marwick LLP to examine the financial statements of the Company for the fiscal year ended December 31, 1996, and appointed KPMG Peat Marwick LLP as independent accountants for the Company to audit its consolidated financial statements for 1997 and to perform audit-related services. Such services include review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special-purpose reports covering such matters as employee benefit plans, management incentive compensation and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters.

     The Board has directed that the appointment of KPMG Peat Marwick LLP be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board will reconsider the appointment.

     The Company has been advised by KPMG Peat Marwick LLP that it expects to have a representative present at the Annual Meeting and that such representative will be available to respond to appropriate questions. Such representative will also have the opportunity to make a statement if he or she desires to do so.

     Proxies will be voted for or against approval of this proposed ratification in accordance with the specifications marked thereon, and will be voted in favor of approval if no specification is made. Approval requires the favorable vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy, assuming that a quorum is present.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS.

                                  OTHER MATTERS

Stockholder Proposals

     Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to, and to be presented at, the Annual Meeting of Stockholders of the Company to be held in 1998 must be received by the Company on or before December 8, 1997.

     Pursuant to the Company's by-laws, stockholder proposals for business, including director nominations, to be conducted at any annual meeting of stockholders (but which will not be included in the Company's proxy materials) must comply with the notice procedures set forth in the by-laws. Generally, such proposals must be delivered to the Company not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year's annual meeting. For example, stockholder proposals for business to be presented at the Company's Annual Meeting of Stockholders, to be held in 1998, must be received by the Company between February 13, 1998, and March 15, 1998. The Company will be pleased to make its by-laws available to stockholders without charge upon written request to the Corporate Secretary.

Voting Proxies

     The enclosed proxy card confers authority to vote, in accordance with the instructions contained in the proxy, with respect to the election of the nominees for director specified in this Proxy Statement and the ratification of the independent accountants, KPMG Peat Marwick LLP. The proxy will be voted in accordance with the choices indicated thereon. If no specifications are made, proxies will be voted "FOR ALL NOMINEES" for director and "FOR" the ratification of KPMG Peat Marwick LLP as independent accountants.

Other Business

     The Board of Directors knows of no other business that will be represented at the meeting. Should any other business come before the meeting, it is the intention of the persons named in the enclosed proxy form to vote in accordance with their best judgment.
                                          By Order of the Board of Directors,



                                          Clarence O. Redman
                                          Secretary


Arlington Heights, Illinois
April 7, 1997